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                                                                    EXHIBIT 11.1

                                  SYBASE, INC.


                        COMPUTATION OF EARNINGS PER SHARE

                                   (unaudited)

                                                Quarter Ended September 30,  Nine Months Ended September 30,
                                                 ------------------------       ------------------------
(In thousands, except for per share data)          1996           1995           1996             1995
                                                 --------        --------       --------        --------
Actual weighted average shares outstanding
      for the period:
      Common stock                                 75,748          75,753         74,755          70,922
                                                 --------        --------       --------        --------

Total common and common
      equivalent shares                            75,748          75,753         74,755          70,922
                                                 ========        ========       ========        ========



Net income (loss)                                ($52,629)       $  1,142       ($84,112)       ($25,464)
                                                 ========        ========       ========        ========



Net income (loss) per share                      ($  0.69)       $   0.02       ($  1.13)       ($  0.36)
                                                 ========        ========       ========        ========


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